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                                                                     EXHIBIT 2.5

                               FIRST AMENDMENT TO


                               PURCHASE AGREEMENT


                                  BY AND AMONG


                          RIG HUNT RIVER COMMONS, LLC,

                           RIG PARADISE PAVILION, LLC,

                           RIG HILLTOP PLAZA, LLC, and

                            RIG NORMANDY SQUARE, LLC

                             Collectively as Seller

                                       AND

                        NEW PLAN EXCEL REALTY TRUST, INC.

                                  as Purchaser


                          Dated as of November 6, 2002

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                      FIRST AMENDMENT TO PURCHASE AGREEMENT

     This FIRST AMENDMENT TO PURCHASE AGREEMENT (this "Agreement"), dated as of November 6, 2002 by and among RIG Hunt River Commons, LLC, a Delaware limited liability company, RIG Paradise Pavilion, LLC, a Delaware limited liability company, RIG Hilltop Plaza, LLC, a Delaware limited liability company and RIG Normandy Square, LLC, a Delaware limited liability company (collectively hereinafter referred to as "Seller") and New Plan Excel Realty Trust, Inc., a Maryland corporation ("Purchaser").

                                    RECITALS:

     A. Seller (other than RIG Normandy Square, LLC who now by this amendment joins into the Purchase Agreement) and Purchaser entered into that certain Purchase Agreement dated as of October 17, 2002 (the "Purchase Agreement").

     B. The parties hereto desire to modify certain terms of the Purchase Agreement.

     NOW THEREFORE, in consideration of the terms, covenants and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

                                  I. AMENDMENTS

     1.1 The first sentence of Section 2.1 of the Purchase Agreement is deleted in its entirety and replaced with the following: "The purchase price for the Purchased Assets will be equal to $37,720,174, as may be adjusted in accordance with this Section 2.1 and the other provisions of this Agreement, including without limitation, Sections 2.4, 2.7, 3.4 (including Section 3.4(g) with respect to Purchaser taking subject to, and paying off any, Indebtedness that is not Assumed Indebtedness), 7.6, 7.14, 7.15, 7.16, 8.2, 8.3 and 10.2 (the "Purchase Price")."

     1.2 Except to the extent that the matters set forth on SCHEDULE 1.5 attached to this Agreement are designated as covered by Section 3.4(f) of the Purchase Agreement, the parties hereto agree that the matters on SCHEDULE 1.5 attached to this Agreement shall be deemed to be Due Diligence Title Objections and Rejected Due Diligence Title Objections. Any title documents, zoning reports or surveys or updates thereto that were received on or after November 4, 2002, shall be deemed as if same were received after the expiration of the Contract Due Diligence Period.

     1.3 Section 2.4(e) of the Purchase Agreement (Lease Expenses) is deleted in its entirety and replaced with the following:

           (i)   "2.4(e) NOI LEASES. (i) "NOI Leases" shall mean collectively,
(x) the tenant leases set forth on SCHEDULE 2.4(e) attached hereto in accordance with the terms and conditions as set forth on SCHEDULE 2.4(e) attached hereto and other customary terms and conditions for similar leases in the Properties (which, except as noted on Schedule 2.4(e), shall include pro rata recoveries for all extras and expenses) and (y) a lease first entered into after the

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date of the First Amendment to this Agreement to a different Tenant than as set forth on Schedule 2.4(e) attached hereto, provided (i) such Tenant is reasonably acceptable to Purchaser, (ii) such Tenant's use shall not violate any exclusive or other use restriction granted to another Tenant at the same Property the proposed lease is for, (iii) such Tenant is not currently a Tenant at the Property in question, except for expansions of existing Tenant's leasehold interest and then only to the extent of the additional NOI resulting therefrom,
(iv) such Tenant shall have a credit rating (or otherwise creditworthy) as reasonably acceptable to Purchaser and (v) such lease shall have a lease term of not less than three years and shall otherwise contain other customary terms and conditions for similar leases in the Properties (which shall include pro rata recoveries for all extras and expenses), and (z) any other tenant lease approved by Purchaser, in its sole discretion, as an NOI Lease between the date hereof and the Closing Date. Prior to Closing, Seller shall and shall cause its Subsidiaries to endeavor with due diligence and in good faith to execute all NOI Leases in clause (x) above pursuant to the terms set forth on SCHEDULE 2.4(e) attached hereto. If the annual base rent (exclusive of recoveries and extras) from the NOI Leases under all Sale Agreements that are in full force and effect (the "In Place NOI Lease Amount") at Closing is less than the total annualized base rent for the tenants listed on Schedule 2.4(e) (the "Target Amount", which assuming no Property that is on SCHEDULE 2.4(e) attached hereto is dropped shall be $667,727 and only if a Property on SCHEDULE 2.4(e) attached hereto is dropped shall it be appropriately adjusted by reducing same by the allocated amount to such dropped Property) (taking into account all NOI Leases under all Sale Agreements) then the Purchaser shall receive a credit against the Purchase Price in an amount (the "NOI Holdback") equal to 10 times the difference (without duplication under any Sale Agreement) of the Target Amount less the In Place NOI Lease Amount at Closing. In the event the In Place NOI Lease Amount is less than the Target Amount as of the Closing, Seller shall deliver to the Purchaser, at the Closing, a "NOI Lease Prospect Schedule" which shall identify specific vacancies at specific Properties and the then existing prospects for such vacancies which comply with clause (x) or (y) above, for which and to whom Seller shall have the right to continue to market on a non-exclusive basis for the period not to exceed 90 days following Closing. Seller shall provide to Purchaser on or before 100 days after the Closing a written schedule of the NOI Leases that are executed between the Closing and the 90th day thereafter, or such earlier date that the In Place NOI Lease Amount equals the Target Amount, and Purchaser shall pay to Seller within two (2) Business Days an amount (when aggregated under all Sale Agreements) equal to (but not greater than the aggregate amount of the NOI Holdback under all Sale Agreements) 10 times the annual base rent (exclusive of recoveries and extras) of all NOI Leases entered into after the Closing that are in full force and effect on the first to occur of (i) the date of Seller's written schedule or (ii) the 90th day after the closing ((i) or (ii), as applicable, the "Adjustment Date"), less the Lease Expenses paid or required to be paid by Purchaser or incurred by Purchaser in respect of such NOI Leases entered into after the Closing and less the 2003 Rent Credit Adjustment (however, if such amount is negative then it will be plus such amount). No Lease shall be deemed to be a NOI Lease if it replaces a vacancy at any Property which was not vacant as of the date of the First Amendment to this Agreement and no Lease entered into after Closing shall be an NOI Lease if it was not on the NOI Lease Prospect Schedule and does not otherwise comply with the requirements to be an NOI Lease.

           (ii) In addition Purchaser shall receive a credit against the Purchase Price at Closing in the amount of the 2003 Rent Credit calculated with respect to all NOI Leases in full force and effect as of the Closing.

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           (iii) The following terms are defined for use in this Agreement:

                 (A) The "Percentage Amount" is determined by dividing the 2003 Base Amount by the Target Amount;

                 (B) The "Total 2003 Base Amount That Should Be Obtained" is determined by multiplying the Percentage Amount by the In Place NOI Lease Amount (as of the date of such calculation);

                 (C) The "2003 Rent Credit" is determined by subtracting from the Total 2003 Base Amount That Should Be Obtained the total base rent (exclusive of recoveries and extras) for all NOI Leases (in place at the time of such calculation) to be paid during calendar year 2003, but such amount shall never be less than Zero;

                 (D) The "2003 Rent Credit Adjustment" is determined calculating the 2003 Rent Credit as of the Adjustment Date and subtracting therefrom the 2003 Rent Credit credited against the Purchase Price as of the Closing; and

                 (E) The "2003 Base Amount" is the total base rent (exclusive of recoveries and extras) to be paid during calendar year 2003 assuming that each of the tenant leases set forth on SCHEDULE 2.4(e) were to commence on the commencement date set forth for each of the tenant leases on SCHEDULE 2.4(e) attached hereto (which assuming no Property that is on SCHEDULE 2.4(e) is dropped shall be $601,054 and only if a Property on SCHEDULE 2.4(e) is dropped shall it be appropriately adjusted by reducing same by the allocated amount to such dropped Property).

           (iv) Purchaser shall receive, without duplication, a credit against the Purchase Price for any and all Lease Expenses to the extent that they have been incurred (or will be incurred under any signed Lease) but not paid by Seller or the owner of the Property prior to Closing. Each party will make available to the other all records, bills, vouchers and other data in such party's control verifying Lease Expenses and the payment thereof."

           In addition, the definition of "Lease Expenses" is deleted and replaced with the following:

     ""Lease Expenses" means, collectively, any and all leasing commissions, tenant improvements, allowances (including free rent), and lease buyout costs and expenses of Seller or the Assigning Subsidiaries prior to Closing arising out of or in connection with any Lease (whether or not they are due and payable) and any of the same that will be incurred by Purchaser for any NOI Lease signed after the Closing. Lease Expenses shall include, without limitation, (a) brokerage commissions and fees payable pursuant to a commission agreement or Lease to effect any such leasing transaction (including, without limitation, any fees owed to an affiliated or third-party property manager or leasing agent),
(b) expenses incurred for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the tenant's requirements with regard to such leasing transaction, and (c) expenses incurred for the

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purpose of satisfying or terminating the obligations of a Tenant under a new
Lease to the landlord under another lease (whether or not such other lease covers space in any Property)."

     1.4   The NOI Leases shall be subject to the terms and conditions of
Section 6.2 of the Purchase Agreement and in addition, Seller will not, and will cause its Subsidiaries not to, enter into any NOI Lease for any tenant space set forth on Schedule 2.4(e) that is not on the same terms and conditions set forth on Schedule 2.4(e) to this Agreement, whether or not same falls within the Leasing Guidelines without Purchaser's prior written consent in each instance, which consent will not be unreasonably withheld, delayed or conditioned.

     1.5 Seller may elect, in its sole discretion and by written notice to Purchaser not later than two (2) Business Days prior to Closing to elect to delay the closing for the Property commonly known as Paradise Pavilion, 1624 Main Street and Paradise Drive, Westbend, Wisconsin ("Paradise Pavilion"). If Seller elects to delay the closing for Paradise Pavilion, the sale and purchase of Paradise Pavilion and the assumption of the liabilities relating thereto will be delayed until not later than December 31, 2002 (as if such deferred date is the "Closing Date" with respect to Paradise Pavilion), and at the Closing the transactions contemplated hereby other than with respect to Paradise Pavilion (and any delayed closing pursuant to Section 7.14 of the Purchase Agreement) shall be consummated and the Purchase Price payable at Closing shall be reduced by the allocable purchase price of Paradise Pavilion as set forth in the letter agreement referred to in Section 7.7 of the Purchase Agreement and the Assumed Indebtedness at Closing will not include the Assumed Indebtedness with respect to Paradise Pavilion and all other conditions and obligations with respect to Paradise Pavilion shall not constitute conditions and obligations with respect to the Closing of the Properties for which the Closing is not delayed hereunder. Subject to the conditions set forth in Sections 9.2, 9.3 and 9.4, as they relate to Paradise Pavilion the closing of the sale and purchase of Paradise Pavilion and the assumption of the liabilities relating thereto will take place no later than December 31, 2002 and the purchase price to be paid by Purchaser for Paradise Pavilion will be equal to the allocable purchase price set forth in the letter agreement referred to in Section 7.7 of the Purchase Agreement subject to all applicable adjustments set forth in the Purchase Agreement. Such delayed closing shall be deemed the "Closing" and the date thereof the "Closing Date" with respect to Paradise Pavilion. All obligations, liabilities, conditions and provisions set forth in the Purchase Agreement, as applicable, shall continue in full force and effect with respect to the delayed closing for Paradise Pavilion pursuant to this Section.

     (a) If Seller elects to delay the closing for Paradise Pavilion under this Section, then all matters governed under Article 6 of the Purchase Agreement shall require Purchaser's consent to be given or withheld in Purchaser's sole and absolute discretion and Seller shall and shall perform or cause to be implemented any reasonable request of Purchaser with respect to Paradise Pavilion, including without limitation, entering into any Lease that Purchaser deems reasonable.

     1.6 RIG Normandy Square, LLC, a Delaware LLC joins in the Purchase Agreement as a Seller and the defined term "Seller" shall include RIG Normandy Square, LLC, a Delaware LLC. The Property commonly known as Normandy Square, 7900 Normandy Boulevard, Jacksonville, Florida ("Normandy") is hereby added to the Properties and the following Exhibits

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and Schedules to the Disclosure Schedule shall be deemed amended to reflect the matters attached to this Agreement with respect to Normandy:

Exhibit A-1                 -       Properties
Exhibit X                           5 yr Capital Expense Budget
Schedule 1.1(a)(i)(A)       -       Real Property
Schedule 1.1(a)(iii)(D)     -       Trademarks
Schedule 1.1(a)(iii)(H)     -       Vehicles
Schedule 1.2                -       Excluded Assets
Schedule 2.4(e)             -       Purchaser Lease Expenses
Schedule 2.7                -       Tenant Deposits
Schedule 2.8                        Certiorari
Schedule 4.1                -       Entities
Schedule 4.2(a)             -       Exceptions to Authority
Schedule 4.2(b)             -       Exceptions to Noncontravention
Schedule 4.3                -       Litigation
Schedule 4.5(a)             -       Condemnation and Rezoning Proceedings
Schedule 4.5(b)             -       List of Lease Documents and Defaults Under
                                    Leases
Schedule 4.5(c)-1           -       Leases Not Included on Rent Roll
Schedule 4.5(c)-2           -       Lease Terminations
Schedule 4.5(d)             -       Purchase Options and Rights of First Refusal
Schedule 4.5(e)             -       Tenant Loans
Schedule 4.5(f)             -       Insurance on Properties
Schedule 4.5(h)                     Affiliate Properties (Outparcels)
Schedule 4.6                -       Environmental Studies
Schedule 4.9                -       Exceptions to Compliance with Laws
Schedule 4.11(a)            -       Assumed Indebtedness
Schedule 4.14               -       Material Contracts
Schedule 4.19               -       Intellectual Property of Seller and the
                                    Subsidiaries
Schedule 4.24               -       Inquiry Parties
Schedule 5.2(c)             -       Purchaser Consents
Schedule 6.1                -       Purchaser Representative and Seller
                                    Representative
Schedule 6.2-1              -       Leasing Guidelines
Schedule 6.2-2              -       New Leases and Amendments
Schedule 6.3                -       Tenants Providing Estoppel Certificates
Schedule 6.4-1              -       Proposed Debt Modifications
Schedule 6.4-2              -       Required Debt Modifications
Schedule 6.8(b)             -       Litigation Against Former Tenants
Schedule 7.6-B              -       Capital Improvement Plans and Budgets
Schedule 7.6-E                      Septic Problem
Schedule 7.14(d)            -       Indebtedness Subject to Purchaser's Election
                                    to Treat as Assumed Indebtedness
Schedule 9.4(g)             -       Required Leases

     1.7 The Contract Due Diligence Period with respect to Normandy shall be not less than 45 days from the date of this Agreement (even if the Contract Due Diligence Period has expired with respect to the rest of the Properties) but not later than three (3) days prior to the

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Closing Date. In addition, neither Purchaser nor Seller shall have the right to terminate the Purchase Agreement under Section 10.1(e) solely by reason of the fact that Normandy becomes a dropped Property.

     1.8 All reductions in Purchase Price shall be allocated to the Property that such adjustment or credit was applicable to.

     1.9 Section 12.6 of the Purchase Agreement is hereby amended to change "20 days" and "45 days" to "10 days." In addition, Seller acknowledges that a 1031 Transaction may include a Person taking title to some or all of the Purchased Assets that is not an Affiliate of Purchaser and same is expressly permitted and such Person may be designated within such 10 day period.

                                II. MISCELLANEOUS

     2.1 DEFINED TERMS: All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement. The term "this Agreement" in the Purchase Agreement shall be deemed to be the Purchase Agreement and all amendments thereto.

     2.2 ADMINISTRATION AND INTERPRETATION: The administration provisions, including, without limitation, the notice, governing law, and counterparts provisions of the Purchase Agreement are incorporated herein.

     2.3 EXHIBITS AND SCHEDULES: The Recitals to this Agreement and the Exhibits and Schedules attached hereto are hereby incorporated by reference into the body of this Agreement and made a part hereof.

     2.4 AMENDMENT: Except as specifically herein set forth, all of the terms, covenants and conditions of the Purchase Agreement shall remain unmodified, in full force and effect and shall be binding upon the parties hereto and their respective successors and assigns.

                         [REMAINDER OF PAGE LEFT BLANK]

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                             RIG HUNT RIVER COMMONS, LLC

                             By: Rhino Investment Group, LLC, its sole member

                                 By: /s/ George B. Huber
                                     ----------------------------------------
                                 Name: George B. Huber
                                 Title: Chairman


                             RIG PARADISE PAVILION, LLC

                             By: Rhino Investment Group, LLC, its sole member

                                 By: /s/ George B. Huber
                                     ----------------------------------------
                                 Name: George B. Huber
                                 Title: Chairman


                             RIG HILLTOP PLAZA, LLC

                             By: Rhino Investment Group, LLC, its sole member

                                 By: /s/ George B. Huber
                                     ----------------------------------------
                                 Name: George B. Huber
                                 Title: Chairman


                             RIG NORMANDY SQUARE, LLC

                             By: Rhino Investment Group, LLC, its sole member

                                 By: /s/ George B. Huber
                                     ----------------------------------------
                                 Name: George B. Huber
                                 Title: Chairman

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                             NEW PLAN EXCEL REALTY TRUST, INC.


                             By: /s/ Steven F. Siegel
                                 --------------------------------------------
                             Name: Steven F. Siegel
                             Title: Executive Vice President

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